Exhibit 10.12

GP Strategic Ventures, Inc

4307 Bay Club Circle

Tampa, FL 33607

813-636-8020

AMENDED AND RESTATED CONSULTING AGREEMENT

January 9, 2006

Daniel O’Donnell

Chief Executive Officer

InterSearch Group, Inc.

222 Kearny Street, Suite 550

San Francisco, CA 94018

Dan:

This Amended and Restated Consulting Agreement amends, restates and supersedes the similar letter agreement between Walnut Ventures, Inc., as predecessor to InterSearch Group, Inc. (the ”Company”) and GP Strategic Ventures, Inc. (“GP”).

Thank you for the opportunity to provide services to the Company. GP will provide the following services to the Company:

Services

1.	Advice in vendor, partner and customer contract negotiations.
2.	Advice in development of a Business Plan/Strategic Plan that will provide guidance to management, assist in obtaining financing, and provide the basis upon which the Company might eventually be offered for sale or offer itself to the public in an IPO.
3.	Advice in doing acquisitions and/or joint ventures in order to generate additional growth.
4.	Advice with regard to management structure and legal matters.
5.	Advice in developing appropriate accounting/financial metrics and reporting for operational management and business investment purposes.
6.	Advice in obtaining funding for acquisitions, if needed.

Term

The Term of this Agreement commences January 1, 2006 and expires 90 days after either the Company or GP terminates it and notifies in writing the other party of the termination. Any compensation earned but not yet paid and any expenses incurred but not yet reimbursed as of the termination date will nevertheless be promptly paid to GP.

Compensation

In consideration of the Services GP will perform under this Agreement, the Company will pay GP $5,000 per month, payable in arrears in equal installments of $2,500 each on the 15th and 30th of each month. In addition, the Company agrees to reimburse GP all reasonable out-of-pocket expenses incurred by GP in performance of the Services. The foregoing compensation is not intended to fully compensate GP for the value that the Services will bring to the Company, but the Company will have no obligation to provide any

Confidential

additional compensation unless the Company decides that the value of the Services is greater than the compensation identified above. The Company understands that the preferred type of additional compensation for past and future performance would be warrants or common stock representing a fully diluted but significant percentage equity ownership in the Company.

This represents the entire agreement between us and will be governed by the laws of the State of Florida without reference to conflict of laws. Please sign below if this accurately represents our Agreement.

Sincerely, GP Strategic Ventures, Inc.

/s/ Frank J. McPartland
Frank J. McPartland Chairman/CEO

ACCEPTED AND AGREED

InterSearch Group, Inc.

By:	/s/ Daniel O’Donnell
Name: Daniel O’Donnell Title: CEO

Confidential